Exhibit 99.5

PPR FUNDAMENTALS	1Q 2004

PPR54

Map

[GRAPHIC]

Property & Portfolio Research, Inc. 40 Court Street, 3rd Floor Boston, MA 02108 Tel: (617) 426-4446 Fax: (617) 426-4443 www.ppr.info	[GRAPHIC]

1Q 2004 PPR FUNDAMENTALS © 2004 BY PROPERTY & PORTFOLIO RESEARCH, INC. ALL RIGHTS RESERVED.	www.ppr.info

1Q 2004 PPR FUNDAMENTALS
PPR54	ECONOMY

National Economic Trends

The U.S. economy continued to pick up steam in the first quarter. Most economic indicators remain very positive and job growth, the thing everyone has been waiting for, finally resumed in earnest, with first-quarter gains totaling 579,000 nationwide, or an average of 193,000 per month. March numbers were particularly strong at 337,000, and while some of this was due to one-time events, including the seasonal hiring of construction workers and the return of about 60,000 supermarket workers from a strike in California, the overall gain for the month was still stellar. April job gains also clocked in at a respectable 288,000. Recent job gains have been broad-based across industries. The administrative and support services sector led the way with more than 93,000 new jobs added so far in 2004, while the professional, scientific, and technical services sector added more than 30,000 jobs. The manufacturing and information sectors continue to struggle, falling 2.6% and 1.6%, respectively, over the last 12 months.

GDP growth is supporting continued job creation. First-quarter preliminary annualized GDP growth of 4.2% was up from 4.1% the previous quarter and is very strong by historical standards. To put that in context, annual GDP growth since 1977 has averaged 3.2%. Increasing corporate profits are also supporting job growth, as profitable companies eventually increase staffing levels. U.S. corporate profits hit a record $1,206 billion in the fourth quarter - up from the previous record of $1,124 billion, reached in the third quarter of 2003. In addition, the federal spending stimulus is still working its way through the system but the full benefits have not yet been felt.

Employment Trends

	2004			Annual Growth Rates
NAICS Category	Employment (000)	Location Quotient	Current Year-over-Year U.S.	1994–1998 U.S.	1999–2003 U.S.	2004–2008 U.S.
Construction	6,881	1.00	2.9%	5.2%	1.7%	0.4%
Manufacturing	14,567	1.00	-2.6%	0.8%	-3.6%	-0.2%
Trade, Transportation and Utilities	25,214	1.00	0.3%	2.4%	-0.1%	1.0%
Retail Trade	14,894	1.00	0.7%	2.3%	0.3%	0.8%
Wholesale Trade	5,587	1.00	-0.1%	2.6%	-0.9%	1.4%
Trans, Ware and Util	4,733	1.00	-0.3%	2.4%	-0.6%	0.9%
Financial Activities	8,068	1.00	0.6%	2.1%	1.1%	1.3%
Government	21,496	1.00	-0.2%	1.0%	1.4%	0.5%
Education and Health Services	17,055	1.00	1.9%	3.2%	2.6%	2.8%
Professional and Business Services	16,646	1.00	2.4%	5.7%	0.9%	2.9%
Information	3,326	1.00	-1.6%	4.0%	-0.0%	1.5%
Leisure and Hospitality	12,354	1.00	1.3%	2.8%	1.3%	2.7%
Other Services	5,469	1.00	-0.1%	2.9%	1.2%	2.2%
Total Employment	131,644	1.00	0.5%	2.6%	0.5%	1.5%

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National Economic Trends

While the trends are generally very positive, there are still some risks on the horizon. Rising interest rates, which will slow the cash-out refinancing wave that has fueled strong consumer demand, is the biggest risk currently. Until those consumer dollars are replaced with enough spending by the newly employed, retail sales growth could be in for a slower ride. Fortunately, it takes a couple of quarters for the refi money to snake its way through Best Buy and the Chevy dealership, so the impact of lower refi activity should be gradual. High oil prices, which are currently at record levels, and instability in the Middle East also pose risks going forward.

Sources: PPR; Economy.com
1Q 2004 PPR FUNDAMENTALS © 2004 BY PROPERTY & PORTFOLIO RESEARCH, INC. ALL RIGHTS RESERVED.	www.ppr.info

1Q 2004 PPR FUNDAMENTALS
PPR54	ECONOMY

National Demographic Trends

The U.S. population grew at a 1.0% average annual rate from 1999-2003, slightly slower than its pace of 1.2% in the 10 years prior, from 1988–98. Demographic dynamics were a critical underlying factor behind the record expansion of the 1990s as the huge Baby Boom generation dominated the workforce and entered its most productive phase, propelling unparalleled economic growth. These population dynamics will continue to impact the pattern of economic growth going forward as well, as the Baby Boomers begin to retire over the next decade while their children, the Echo Boomers, enter the workforce. At this point, the Baby Busters – or Generation X, a much smaller cohort –will dominate the experienced workforce. Over the forecast, population growth is expected to slow to an average annual pace of 0.8%.

On the strength of an improving employment picture, labor force growth jumped 3.5% for the year ending in the first quarter and the unemployment rate rose slightly, to 5.7%, in March as discouraged workers who left the labor force earlier have now returned to the job hunt. Labor force growth should resume a more moderate pace of 1.1% over the forecast.

Demographics	Current	Annual Growth
	Year-over-Year 04Q1	1999-2003	2004-2008
	U.S.	U.S.	U.S.
Category
Population	0.9%	1.0%	0.8%
Households	1.0%	1.2%	1.2%
Labor Force	3.5%	1.2%	1.1%
Median HH Income	2.7%	2.0%	2.9%

Average Annual Net Migration 2000-2003

Strongest		Weakest
Metro	(000s)	Metro	(000s)
Inland Empire	83.0	New York	(37.3)
Phoenix	69.6	San Jose	(17.4)
Atlanta	64.6	San Francisco	(16.4)
Las Vegas	56.0	Detroit	(13.7)
Washington-NoVA-MD	48.0	Cleveland	(8.0)

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Age Cohort	U.S. Value

Total Population 04Q1	292,839,000
<18 / Children	25.7%
20-34 / Young Adult	20.9%
18-65 / Working Age	61.9%
65+ / Retirement Age	12.4%
Median Age (#)	35.3

Top Counties Nationwide In Terms Of Population Growth

County	Population 7/03	7/02-7/03	4/00-7/03
Loudoun County, VA	221,746	8.7%	7.8%
Rockwall County, TX	54,630	7.2%	7.0%
Douglas County, CO	223,471	5.6%	6.8%

Net Migration

Not surprisingly, net in-migration is most robust in metros with the strongest job growth and relatively moderate living costs, such as the Inland Empire, Las Vegas, and Phoenix. On the other end of the spectrum, net migration has been weakest in many of the Northeast and Midwest markets, which are plagued by high costs and weak job growth.

Costs

Costs vary greatly across the country. California remains one of the most expensive places to live and do business in the nation. The San Jose, San Francisco, and East Bay markets rank first, second, and fifth in the nation, respectively, in terms of the cost of living. In Southern California, the Los Angeles and San Diego markets have some of the highest business costs nationwide. On the other coast, Boston and New York rank among the top five markets in the country of both the cost of doing business and the cost of living. On average, costs are lower in many of the southern markets, such as Memphis and Charlotte.

Sources: PPR; Economy.com; Bureau of the Census
1Q 2004 PPR FUNDAMENTALS © 2004 BY PROPERTY & PORTFOLIO RESEARCH, INC. ALL RIGHTS RESERVED.	www.ppr.info

1Q 2004 PPR FUNDAMENTALS
PPR54	HOTEL

National Hotel Market Trends

Hotel occupancy rates continued to climb in the first quarter, rising 1.3 percentage points over the last year, to 62.6%. Demand has been on an upswing as both business and leisure travel have strengthened, with 47,424 rooms absorbed over the past year, marking the highest year-over-year increase since 2001. In addition, leisure and hospitality employment growth, an indicator of the industry’s health, was up 1.3% for the year ending March. Restraint on the part of developers has also helped the market to improve. Hotel construction starts were down 12% cumulatively for the two-year period ending in March, per McGraw-Hill Construction. Last year, construction completions totaled 33,490 rooms and are expected to average a more moderate 28,420 rooms per year from 2004-06. As a result, national hotel occupancies should continue to rise steadily over the forecast. However, signs of the recovery have already sparked renewed development interest, and the volume of hotel rooms in the planning phase was up 65% from the same period last year, indicating construction could ramp up more quickly toward the end of the forecast, limiting the scope of the recovery.

The recovery will vary significantly across the 54 markets tracked. Several markets that have been particularly hard hit during the recent downturn are expected to experience a much steeper rise in occupancies (a 10 percentage-point or higher increase by 2008) including San Jose, the East Bay, Austin, and Dallas. Markets that have experienced a steadier performance over the last couple of years will see a much milder recovery, and occupancies are expected to increase less than three percentage points by 2008 in markets including Jacksonville, Fort Lauderdale, San Diego, and Washington-NoVA-MD.

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	Current	Historical Peak		Historical Trough
Relevant Statistics 1993–Present	04Q1	Value	Qtr	Value	Qtr
Occupancy Rate (%)	62.6	69.7	97Q1	61.0	02Q3
Net Absorption (Yr. To Yr., Rooms)	47,424	85,676	00Q4	-105,347	02Q1
Starts (Rooms)	9,725	35,135	98Q3	4,348	94Q2
Completions (Rooms)	7,237	31,944	99Q4	-129	94Q1

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Climate Patterns	Winter	Spring	Summer	Fall
Avg. Temperature(degrees Farenheit)	38	56	77	60
Avg. Precipitation per Month(Inches)	2.8	3.4	3.8	3.1

National Hotel Market Trends

National hotel occupancy rates are improving from their low point reached in 2002, when occupancy levels sank to about 61%. Leisure and hospitality employment growth declined during that time, amid a weak economic environment and travel fears resulting from events including the Iraq war and SARS. However, business travel should continue to pick up in tandem with employment, and strengthening tourism should help boost leisure and hospitality employment growth to a more robust 2.7% annual rate over the forecast.

Sources: PPR; Economy.com; McGraw-Hill Construction; Smith Travel Research; Weatherbase.com
1Q 2004 PPR FUNDAMENTALS © 2004 BY PROPERTY & PORTFOLIO RESEARCH, INC. ALL RIGHTS RESERVED.	www.ppr.info

1Q 2004 PPR FUNDAMENTALS
PPR54	HOTEL

Hotel Construction Trends

Current hotel construction is relatively broad-based, but there has been more focus lately on the upper-end segments, which account for 38% of the total rooms underway, according to PPR/Dodge Pipeline. The Hampton Inns and Hilton Garden Inns hotel chains are among the most active, each with over 60 projects underway or planned across the country. An increase in convention center construction is driving the development of very large hotel projects across the country as metros compete for valuable trade show and convention business. Among the largest hotel projects currently in development are a 1,100-room Hyatt hotel in Denver to serve the new Colorado Convention Center and a new 790-room Westin hotel planned adjacent to the Boston Convention & Exhibition Center. Developers of the project have received a construction loan and are eying a mid-2006 completion date. Not surprisingly, Las Vegas is also hotbed of hotel construction. Three large projects underway currently include Steve Wynn’s 2,700-room Wynn Las Vegas Hotel, Park Place Entertainment’s 1,000-room expansion at Caesar’s Palace, and MGM Mirage’s 925-room “Spa Tower” expansion of the Bellagio Hotel.

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Most Active Hotel Chains

Chain		Projects Planned and Underway	Total Rooms
1	Hampton Inns	66	5,513
2	Hilton Garden Inns	62	7,792
3	Marriott Hotels	61	12,883
4	Holiday Inn Express	52	4,164
5	Residence Inns	51	4,846

Major Projects

Title		Market	City	Stage	Rooms	Target Start	Target Completion
1	Disney’s Pop Century Resort	Orlando	Orlando	Completed	2,880	7/00	12/03
2	Wynn Las Vegas	Las Vegas	Las Vegas	Underway	2,700	2/03	10/04
3	Grande Lakes (J.W. Marriott & Ritz Carlton)	Orlando	Orlando	Completed	1,584	4/01	7/03
4	Opryland Texas Hotel	Dallas-Fort Worth	Grapevine	Completed	1,500	1/01	4/04
5	Marriott (Convention Center HQ Hotel)	Washington D.C.	Wash. DC	Proposed	1,500

Hotel RevPAR and Room Rate Growth

Tighter market fundamentals are slowly beginning to nudge up room rates and RevPAR. Room rate and RevPAR gains were both relatively flat in 2003 but should rebound to positive territory by this year as occupancy rates improve and construction remains in check. Over the forecast, RevPAR growth is expected to average nearly 5% annually, while room rate growth is expected to average closer to 3% per year.

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Sources: PPR; Economy.com; McGraw-Hill Construction; Smith Travel Research
1Q 2004 PPR FUNDAMENTALS © 2004 BY PROPERTY & PORTFOLIO RESEARCH, INC. ALL RIGHTS RESERVED.	www.ppr.info

PPR	PPR 1Q 2004 Market Data and Forecasts

Metro Name	Property Class Name	Period	Net Absorption	Net Completions	Hotel Occupancy
PPR54	Hotel	1993Q1	39,842	559	65.3%
PPR54	Hotel	1993Q2	40,760	576	65.6%
PPR54	Hotel	1993Q3	26,110	1,837	65.7%
PPR54	Hotel	1993Q4	20,026	(157)	65.9%
PPR54	Hotel	1994Q1	19,002	(129)	66.3%
PPR54	Hotel	1994Q2	25,227	6,233	66.8%
PPR54	Hotel	1994Q3	33,609	3,912	67.3%
PPR54	Hotel	1994Q4	45,945	7,710	67.9%
PPR54	Hotel	1995Q1	44,209	1,334	68.2%
PPR54	Hotel	1995Q2	39,639	2,444	68.5%
PPR54	Hotel	1995Q3	35,180	2,893	68.8%
PPR54	Hotel	1995Q4	23,282	2,660	68.9%
PPR54	Hotel	1996Q1	26,675	6,417	69.2%
PPR54	Hotel	1996Q2	28,733	5,688	69.5%
PPR54	Hotel	1996Q3	30,750	9,072	69.6%
PPR54	Hotel	1996Q4	32,908	6,157	69.7%
PPR54	Hotel	1997Q1	28,056	6,609	69.7%
PPR54	Hotel	1997Q2	23,582	9,173	69.6%
PPR54	Hotel	1997Q3	20,318	9,817	69.5%
PPR54	Hotel	1997Q4	25,899	19,551	69.4%
PPR54	Hotel	1998Q1	28,344	16,508	69.1%
PPR54	Hotel	1998Q2	30,368	18,805	68.8%
PPR54	Hotel	1998Q3	29,844	19,074	68.3%
PPR54	Hotel	1998Q4	26,823	20,062	68.0%
PPR54	Hotel	1999Q1	34,189	23,823	67.9%
PPR54	Hotel	1999Q2	41,858	30,220	67.7%
PPR54	Hotel	1999Q3	51,463	22,438	67.6%
PPR54	Hotel	1999Q4	61,642	31,944	67.4%
PPR54	Hotel	2000Q1	65,156	24,146	67.5%
PPR54	Hotel	2000Q2	78,867	23,870	68.1%
PPR54	Hotel	2000Q3	84,352	19,817	68.4%
PPR54	Hotel	2000Q4	85,676	22,672	68.6%
PPR54	Hotel	2001Q1	77,885	18,518	68.5%
PPR54	Hotel	2001Q2	32,319	10,500	67.3%
PPR54	Hotel	2001Q3	(17,525)	16,589	65.3%
PPR54	Hotel	2001Q4	(73,295)	15,716	63.2%
PPR54	Hotel	2002Q1	(105,347)	13,922	61.7%
PPR54	Hotel	2002Q2	(96,960)	11,851	61.0%
PPR54	Hotel	2002Q3	(60,176)	10,413	61.0%
PPR54	Hotel	2002Q4	(6,162)	10,302	61.5%
PPR54	Hotel	2003Q1	17,816	10,142	61.4%
PPR54	Hotel	2003Q2	24,268	8,081	61.0%
PPR54	Hotel	2003Q3	34,102	7,084	61.5%
PPR54	Hotel	2003Q4	31,719	8,189	62.0%

PPR54	Hotel	2004Q1	47,424	7,237	62.7%
PPR54	Hotel	2004Q2	61,177	7,033	63.0%
PPR54	Hotel	2004Q3	58,231	7,274	63.3%
PPR54	Hotel	2004Q4	56,682	7,629	63.8%
PPR54	Hotel	2005Q1	52,872	7,504	64.2%
PPR54	Hotel	2005Q2	54,562	7,115	64.6%
PPR54	Hotel	2005Q3	53,903	6,828	64.9%
PPR54	Hotel	2005Q4	51,792	6,630	65.3%
PPR54	Hotel	2006Q1	49,334	6,631	65.6%
PPR54	Hotel	2006Q2	47,736	6,745	65.9%
PPR54	Hotel	2006Q3	47,006	7,096	66.2%
PPR54	Hotel	2006Q4	46,336	7,543	66.5%
PPR54	Hotel	2007Q1	46,013	7,979	66.8%
PPR54	Hotel	2007Q2	44,833	8,384	67.0%
PPR54	Hotel	2007Q3	44,632	8,764	67.2%
PPR54	Hotel	2007Q4	44,033	9,242	67.4%
PPR54	Hotel	2008Q1	43,194	9,656	67.6%
PPR54	Hotel	2008Q2	43,188	10,015	67.7%
PPR54	Hotel	2008Q3	41,559	10,353	67.9%
PPR54	Hotel	2008Q4	40,605	10,656	68.0%

PPR	PPR 1Q 2004 Market Data and Forecasts

Metro Name	Property Class Name	Period	Net Absorption	Net Completions	Hotel Occupancy	Stock
PPR54	Hotel	1993	126,738	2,815	65.9%	1,687,150
PPR54	Hotel	1994	123,783	17,726	67.9%	1,704,876
PPR54	Hotel	1995	142,310	9,331	68.9%	1,714,207
PPR54	Hotel	1996	119,066	27,334	69.7%	1,741,541
PPR54	Hotel	1997	97,855	45,150	69.4%	1,786,691
PPR54	Hotel	1998	115,379	74,449	68.0%	1,861,140
PPR54	Hotel	1999	189,152	108,425	67.4%	1,969,565
PPR54	Hotel	2000	314,051	90,505	68.6%	2,060,070
PPR54	Hotel	2001	19,384	61,323	63.2%	2,121,397
PPR54	Hotel	2002	(268,645)	46,488	61.5%	2,167,883
PPR54	Hotel	2003	107,905	33,496	62.0%	2,201,377
PPR54	Hotel	2004	223,514	29,173	63.8%	2,230,546
PPR54	Hotel	2005	213,129	28,077	65.3%	2,258,626
PPR54	Hotel	2006	190,412	28,015	66.5%	2,286,641
PPR54	Hotel	2007	179,511	34,369	67.4%	2,321,006
PPR54	Hotel	2008	168,546	40,680	68.0%	2,361,687